Exhibit 10.6

LOAN AUTHORIZATION AGREEMENT

DATED: JULY 30, 2019

The Fund referred to below has applied for, and BMO Harris Bank N.A. (the “Lender”), has approved the establishment of, a loan authorization account (“Loan Account”) from which the Fund may from time to time request loans in an aggregate amount of up to the maximum amount of credit shown below (the “Amount of Maximum Credit”). Interest on such loans is computed at a variable rate which may change daily based upon changes in the Prime Rate or the LIBOR Quoted Rate (each hereinafter defined). The Fund may make principal payments at any time and in any amount without premium or penalty. The request by the Fund for, and the making by the Lender of, any loan against the Loan Account shall constitute an agreement between the Fund and the Lender as follows:

Name of Fund: New Mountain Guardian III BDC, L.L.C., a Delaware limited liability company (the “Fund”).

Address:	New Mountain Guardian III BDC, L.L.C.
787 Seventh Avenue, 49th Floor
New York, NY 10019
Attn.: Shiraz Kajee
Telephone: 212-655-0194
Facsimile: 646-304-6734
E-mail: skajee@newmountaincapital.com

Type of Loan Account:

Revolving, which means as principal is repaid, the Fund may reborrow subject to this Loan Authorization Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”).

Defined Terms:

All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Fund’s Amended and Restated Limited Liability Company Agreement, dated as of July 15, 2019 (as further amended, restated, supplemented or otherwise modified from time to time, the “LLC Agreement”).

Amount of Maximum Credit:

$100,000,000.00; provided, however, the Lender may, if requested by the Fund, elect in its sole and absolute discretion to increase the Amount of Maximum Credit to up to $250,000,000.00, it being understood that the Lender has no obligation to increase the Amount of Maximum Credit at any time.

Each Loan Requested Shall Be At Least:	$100,000.00 (the “Minimum Amount”).

Variable Interest Rate:

The interest rate applicable prior to the Maturity Date equals the greater of (i) the rate per annum announced by the Lender from time to time as its prime commercial rate (the “Prime Rate”) plus -0.25% per annum (i.e., minus 0.25%) (the “Prime Rate Margin”) or (ii) the LIBOR Quoted Rate for such day plus the rate of 2.50% per annum (the “LIBOR Margin”). As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a three-month interest period which appears on the applicable Bloomberg screen page (or such other commercially available source providing quotations as may be designated by the Lender from time to time) as of 11:00 a.m. (London, England time) on such day (or, if such day is not a LIBOR Business Day, on the immediately preceding LIBOR Business Day) divided by (ii) one (1) minus the Reserve Percentage; provided, that in no event shall the “LIBOR Quoted Rate” be less than 0.00%; the term “LIBOR Business Day” means each day on which banks are dealing in U.S. Dollar deposits in the interbank Eurodollar market in London, England; and the term “Reserve Percentage” means, for any day, the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto, without benefit or credit for any prorations, exemptions or offsets under Regulation D (and adjusted automatically on and as of the effective date of any change in any such reserve percentage).

Maturity Date:

The Loan Account terminates, and Loans are payable, ON DEMAND; provided that the Fund shall have fifteen (15) Business Days to honor any demand for payment hereunder; provided further, that if no demand is sooner made, each Loan advanced hereunder shall be due and payable on the date that is six (6) months after the date such Loan was advanced hereunder (the earlier to occur is the “Maturity Date”). “Business Day” means any day other than (a) Saturday and Sunday and (b) any other day on which banks in New York City and Chicago, Illinois are required or authorized by law to remain closed. Upon the voluntary entry against the Fund of an order for relief under the United States Bankruptcy Code, as amended, or any other similar insolvency or receivership law or statute of a foreign jurisdiction (each, an “Insolvency Law”), any involuntary filing of a petition against the Fund under any Insolvency Law that remains undismissed or unstayed for a period of sixty (60) days, or the appointment of a receiver or an assignment for the benefit of creditors for the Fund, all obligations of the Fund hereunder, whether for principal, interest, fees or expenses, shall be deemed to have been declared immediately due and payable without presentment, demand, protest or notice of any kind.

Periodic Statements (as defined below) reflecting accrued interest will be sent and interest will be payable in accordance with Section 2 hereof.

Payments shall be due at the Lender’s principal office in Chicago, Illinois, paid to the Lender and its registered assigns, and made by federal wire transfer to:

BMO Harris Bank N.A., Chicago, IL

ABA 071000288

To the account of: CCLO BMO Harris Bank N.A. LN IQ Wire

Account Number: 109-535-5

Reference: New Mountain Guardian III BDC, L.L.C.

Attn.: Clients Services Dept.

1.                                      Using the Account. All loans and advances from the Loan Account are referred to in this Agreement as “Loans”. Loan requests must be in writing or by telephone and confirmed in writing (including by facsimile or e-mail) and shall be sent to the Fund’s BMO Harris Bank N.A. Account Officer or Client Services Officer no later than 1:00 p.m. (New York time) on the date of the proposed borrowing in order to be honored the same day. Loan proceeds shall be credited to the Fund’s deposit account at the Lender unless the Lender is directed otherwise by special written directions from the Fund. The amount of each Loan requested shall be at least the Minimum Amount, and the Lender shall have the right to refuse to honor any Loan requested by the Fund which is less than the Minimum Amount, even if the Lender has previously honored a Loan request for less than the Minimum Amount. The Fund shall not request any Loan which, when taken together with the Loans then outstanding, would exceed the Amount of Maximum Credit. Loan proceeds shall be used by the Fund to (i) bridge finance capital calls on the Fund’s Members by the Fund and (ii) finance other permitted uses as outlined in the LLC Agreement. If Loans are secured directly or indirectly by securities traded on a national exchange or by other “margin stock” (as defined by the Federal Reserve Board in Regulation U), then the Fund promises to furnish the Lender a duly executed and completed Form U-1 statement and agrees that the proceeds of Loans from the Loan Account will not be used to purchase or carry margin stock, convertible bonds convertible into margin stock or warrants for margin stock unless the Fund has obtained the prior written consent of the Lender.

Loans will be made available from the Loan Account subject to the Lender’s approval on a case-by-case basis as and when Loans are requested by the Fund.

All Loans shall be made against and evidenced by the Fund’s promissory note payable to the Lender and its registered assigns, such note to be in the form of Exhibit A attached hereto (the “Note”). The Lender agrees that the Note shall evidence only the actual unpaid principal balance of Loans made under the Loan Account. All Loans made against the Note and the status of all amounts evidenced by the Note shall be recorded by the Lender on its books and records or, at its option in any instance, on a schedule to the Note and the unpaid principal balance and status and rates so recorded by the Lender shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates applicable thereto, absent manifest error; provided that the failure of the Lender to record any of the foregoing shall not limit or otherwise affect the obligation of the Fund to repay the principal amount of the Note together with accrued interest thereon. Subject to Section 17, the Lender agrees that if it transfers or assigns the Note, the Lender will stamp thereon a statement of the actual principal amount evidenced thereby at the time of transfer. The Fund agrees that in any action or proceeding instituted to collect or enforce collection of the Note, the amount shown as owing the Lender on its records shall be prima facie evidence of the unpaid balance of principal and interest on the Note, absent manifest error.

2.                                      Interest. The Fund shall pay the Lender interest on the unpaid principal balance of Loans in accordance with the terms of this Agreement. Accrued interest will be billed monthly, and is payable in arrears on the first Business Day of each month (each, an “Interest Payment Date”) for interest accrued through the last day of the previous month. Interest for each billing period is computed by applying a daily periodic rate based on the greater of (i) the Prime Rate plus the Prime Rate Margin or (ii) the LIBOR Quoted Rate plus the LIBOR Margin to each day’s ending Loan balance. Interest shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed. The Prime Rate reflects market rates of interest as well as other factors, and it is not necessarily the Lender’s best or lowest rate. The daily Loan balance shall be computed by taking the principal balance of Loans at the beginning of each day, adding any Loans posted to the Loan Account that day, and subtracting any principal payments posted to the Loan Account as of that day. Interest begins to accrue on the date a Loan is posted to the Loan Account. The principal balance of Loans which remains unpaid on the due date therefor (after giving effect to any applicable grace period, including the 15 Business Day period applicable in the case of a demand for repayment) shall bear interest thereafter until paid in full at a post-maturity rate determined by adding the rate of 2.00% per annum to the interest rate otherwise applicable to the Loans (determined as aforesaid). The interest rate payable under this Agreement shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate which the Fund may contract to pay under applicable law. Interest on the Loans shall, at the option of the Fund and subject to the following terms and conditions, be payable either (i) in immediately available funds on each Interest Payment Date in accordance with this Section 2, or (ii) through a Loan on each Interest Payment Date, or (iii) by any combination of the methods described in the immediately preceding clauses (i) and (ii) selected by the Fund which results in such methods being applied in the satisfaction in full of all interest due on the Loans on such Interest Payment Date:

(a)                                        Unless the Fund notifies the Lender by 12:00 noon (New York Time) on the applicable Interest Payment Date that the Fund intends to pay the interest due on the Loans on such Interest Payment Date with funds not borrowed under this Agreement, the Fund shall be deemed to have irrevocably requested a Loan on each Interest Payment Date in the amount of the interest then due on the Loans, in each case subject to the provisions of this Agreement (other than the Minimum Amount requirement), which new Loan shall be applied to pay the interest then due on the Loans. In the event the Fund has elected to pay the interest due on the Loans with funds not borrowed under this Agreement and the Fund fails to make any such payment within twenty (20) days of the applicable Interest Payment Date, the Lender may in its sole discretion deem the Fund to have irrevocably requested a Loan in the amount of the interest then due on the Loans, in each case subject to the provisions of this Agreement (other than the requirement that a Loan be in a Minimum Amount) which new Loans shall be applied to pay the interest then due on the Loans.

(b)                                        Each payment of interest by a borrowing of a Loan shall be evidenced by the Note, shall bear interest from the date made at a rate per annum equal at all times to the rate then applicable to the Loans, payable on the Maturity Date therefor.

(c)                                         In no event shall the unpaid principal balance of all Loans, including, without limitation, each borrowing of a Loan to pay interest then due on the Loans, exceed the Amount of Maximum Credit.

3.                                      Reserved.

4.                                      Payments. Payments received by the Lender shall be applied first to accrued interest and then to the principal balance of outstanding Loans unless otherwise determined by the Lender. If any payment from the Fund under this Agreement becomes due on a day that is not a Business Day, such payment shall be made on the next Business Day and any such extension shall be included in computing interest under this Agreement.

5.                                      Periodic Statements. The Lender will furnish the Fund with a monthly statement for each billing period which has any transaction or balance (each, a “Periodic Statement”).

6.                                      Financial Statements. The Fund agrees to furnish financial information of the Fund to the Lender upon reasonable request of the Lender from time to time and to the extent reasonably available to the Fund.

Such information shall be furnished as soon as reasonably possible, but in any event within thirty (30) days after request by the Lender. Without any such request, the Fund shall deliver to the Lender:

(a)                                        as soon as available, and in any event within thirty (30) days after the last day of each fiscal quarter, a certificate as of such date in the form, or substantially the form, of Exhibit B attached hereto;

(b)                                        promptly after the same are made available to the Fund’s Members, and in any event within sixty (60) days after the last day of each of the first three fiscal quarters of each fiscal year of the Fund, a copy of the Fund’s balance sheet as of the last day of such fiscal quarter and its statements of income, retained earnings and cash flows for the fiscal year-to-date period then ended, prepared by the Fund in accordance in all material respects with generally accepted accounting principles (“GAAP”), except as otherwise stated therein (and subject to the absence of footnotes and ordinary year-end adjustments), and certified to by its chief financial officer or such other officer reasonably acceptable to the Lender; and

(c)                                         promptly after the same are made available to the Fund’s Members, and in any event within one hundred twenty (120) days after the close of each fiscal year of the Fund, a copy of the Fund’s balance sheet as of the last day of the fiscal year then ended and its statements of income, retained earnings and cash flows for the fiscal year then ended, and accompanying notes thereto, accompanied by an unqualified opinion (as to scope of audit or going concern) thereon of a firm of independent public accountants of recognized standing, selected by the Fund and reasonably satisfactory to the Lender to the effect that the financial statements present fairly in all material respects in accordance with GAAP the financial condition of the Fund as of the close of such fiscal year and the results of operations and cash flows for the fiscal year then ended.

Notwithstanding anything to the contrary contained herein, no financial statements or other financial deliveries shall be required to be furnished to the Lender pursuant to clauses (b) and (c) of this Section until such time as such financial statements or deliveries are first made available to the Fund’s Members.

7.                                      Covenants. In consideration of establishing and maintaining the Loan Account, the Fund covenants and agrees:

(a)                                        to provide the Lender with notice promptly after any senior officer of the Fund or the Adviser becoming aware of (i) any event which would give any one or more of the Fund’s Members the right to terminate or suspend its Capital Commitment, whether in whole or in part, and whether or not contingent upon the passage of time or the giving of notice or both, (ii) a Key Person Event or an Alternative Key Person Event, (iii) any action taken, or to be taken, which could reasonably be expected to result in the termination of the Investment Period, (iv) any event which would permit a Member to withdraw from the Fund, (v) any event or agreement which would excuse a Member from participating in any capital call relating to the Fund, (vi) any assignment of a Member’s membership interest in the Fund, (vii) either the Fund or New Mountain Finance Advisers BDC, L.L.C., a Delaware limited liability company and the investment manager of the Fund (the “Adviser”), being a named party in any material litigation, arbitration or other judicial or administrative proceeding, (viii) receipt of a notice of default under an SPV Facility (as defined herein) and (ix) of the occurrence of any repurchase obligation by the

Fund under an SPV Facility (including any repurchase obligation for ineligible assets) or any demand for payment under a so-called “bad-boy” or “limited recourse” guaranty with respect to an SPV Facility;

(b)                                        unless otherwise agreed to by the Lender in writing, that promptly after the transfer of assets by the Fund into a special purpose vehicle for financing by any other financial institution (each, an “SPV Facility”), the Fund shall apply the cash proceeds (net of financing expenses and, unless a Default (as defined below) then exists and is continuing, other current expenses of the Fund, including current management fees then due) from such financing to the repayment of the then outstanding principal balance of the Loans and accrued and unpaid interest thereon until paid in full. For purposes of this Agreement, “Default” means the failure by the Fund to pay when due (after taking into account any applicable grace period, including the 15 Business Day period applicable in the case of a demand for repayment), whether by demand or otherwise, any monetary obligation under this Agreement and the Note;

(c)                                         that the aggregate amount of outstanding indebtedness of the Fund does not as of the date hereof and will not at any time hereafter exceed the 70% of the Fund’s Remaining Capital Commitments; provided, however, that such availability is subject to change solely at the Lender’s discretion upon notice to the Fund, and in the event such change requires a repayment of the Loans or a portion thereof, the Fund shall have fifteen (15) Business Days to make such payment;

(d)                                        that the Loans to the Fund shall not at any time cause the Fund to exceed the aggregate amount of Fund Indebtedness that it is permitted to have outstanding under its LLC Agreement or other organizational documents of the Fund;

(e)                                         that at no time shall the Fund incur any third party indebtedness or other outstanding obligations, other than (i) with the prior written consent of the Lender, (ii) contingent obligations that are (A) related to an SPV Facility and not constituting a payment guaranty or repurchase obligation arising in connection with a default thereunder or under any asset purchased in a repurchase facility (it being agreed that repurchase obligations for assets determined to be ineligible (but not by reason of a default under such asset) shall be permitted), (B) limited to customary indemnity and expense reimbursement obligations in favor of service providers in the ordinary course of business, (C) endorsements for collection or deposit in the ordinary course of business or (D) so-called “bad boy” or “limited-recourse” guaranties for which payment arises solely due to misconduct, (iii) any obligations owing to the Lender or any affiliate thereof, (iv) accounts payable incurred in the ordinary course of business, (v) obligations for taxes and other governmental obligations, such as filing and registration fees, that are not overdue or are being contested in good faith and for which adequate reserves have been established under GAAP, (vi) purchase and funding commitments relating to the investment assets of the Fund as permitted under the LLC Agreement and (vii) other indebtedness and obligations in an aggregate amount not to exceed $250,000 at any time outstanding; and

(f)                                          that at no time shall the Fund or its Board of Directors delegate the authority to issue Drawdown Notices to any Person other than the Adviser and the Lender.

8.                                      Representations and Warranties. In consideration of establishing and maintaining the Loan Account, the Fund hereby represents and warrants to the Lender on the date hereof and on the date of each advance made hereunder that: (a) the Fund is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware; (b) the execution, delivery, and performance by the Fund of this Agreement, the Note, the Security Agreement (as defined below), the Adviser Letter Agreement (as defined below) and all documents executed in connection therewith (collectively, the “Loan Documents”) are within its limited liability company powers, have been duly authorized by all necessary company action, and do not contravene the Fund’s certificate of formation or LLC Agreement or any law or contractual restriction binding on or affecting the Fund; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the Fund’s due execution, delivery, and performance of this Agreement or the other Loan Documents; (d) this Agreement is, and the other Loan Documents when executed and delivered by the Fund will be, the Fund’s legal, valid, and binding obligation enforceable against the Fund in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies; (e) the Fund is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) and, except as permitted in Section 1 hereof, no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock; (f) there is no pending or, to the knowledge of the Fund, threatened action or proceeding affecting the Fund before any court, governmental agency or arbitrator, which (x) could reasonably be expected to materially adversely affect the Fund’s financial condition or operations or (y) purports to affect the legality, validity, or enforceability of this Agreement or any other Loan Documents; and (g) no Loan will be used directly or indirectly for the purpose of financing participation in any transaction to acquire control of any issuer which is publicly opposed by the board of directors (or analogous governing body) of such issuer.

9.                                      Negative Pledge. The Fund shall not grant or permit to exist any lien, security interest, encumbrance on, or any assignment of, its assets, including, but not limited to, the Remaining Capital Commitments, nor the Fund’s or the Adviser’s rights to call capital or issue Drawdown Notices to the Members, or the proceeds of any such Drawdown Notice including the proceeds from capital calls to pay management fees (it being agreed that the Fund shall be permitted to pay management fees so long as no Default then exists and is continuing) except (i) liens granted to the Lender pursuant to the Security Agreement, (ii) liens in favor of a depository bank that are permitted under the applicable Control Agreement (as defined below), (iii) liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and liens in favor of a banking institution at which the Fund maintains an account arising as a matter of law encumbering deposits (including set-off rights) and which are in the general parameters customary in the banking industry, (iv) liens arising under applicable law for taxes or other obligations not yet due or being contested in good faith for which adequate reserves have been established under GAAP, (v) any liens in favor of the Lender or any affiliate thereof and (vi) with the prior written consent of the Lender (the liens described in the foregoing clauses (i) through (vi) are the “Permitted Liens”).

10.                               DEMAND OBLIGATION; ENFORCEMENT. THE LOANS ARE PAYABLE “ON DEMAND” (PROVIDED THAT THE FUND SHALL HAVE FIFTEEN (15) BUSINESS DAYS TO HONOR ANY DEMAND FOR PAYMENT HEREUNDER). ACCORDINGLY, THE LENDER CAN DEMAND PAYMENT IN FULL OF THE LOANS AT ANY TIME IN ITS SOLE DISCRETION EVEN IF THE FUND HAS COMPLIED WITH ALL OF THE TERMS OF THIS AGREEMENT (PROVIDED THAT THE FUND SHALL HAVE FIFTEEN (15) BUSINESS DAYS TO HONOR ANY DEMAND FOR PAYMENT HEREUNDER). UPON DEMAND FOR PAYMENT BY THE LENDER IN CONNECTION WITH THE OBLIGATIONS OF THE FUND, TO THE EXTENT THAT MONIES ARE NOT OTHERWISE READILY AVAILABLE TO THE FUND TO SATISFY SUCH

OBLIGATIONS, THE FUND SHALL DIRECT THE ADVISER TO PROMPTLY MAKE A CALL ON THE CAPITAL COMMITMENTS OF THE MEMBERS OF THE FUND IN ORDER TO SATISFY PAYMENT OF SUCH DEMAND AND, UPON RECEIPT OF SUCH MONIES, SHALL CAUSE THEM TO BE APPLIED TO THE DEMANDED AMOUNTS.

No delay by the Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Lender of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Fund agrees to pay to the Lender all reasonable and invoiced out-of-pocket expenses incurred or paid by the Lender in connection with the establishment and maintenance of the Loan Account and the collection of the Loans and any court costs and other reasonable amounts due under this Agreement, including, without limitation, reasonable attorneys’ fees (including the allocated amount of attorneys’ fees of in-house counsel in connection with any exercise of remedies or enforcement action); provided that, for the avoidance of doubt, the foregoing shall not include taxes (other than taxes that represent losses, claims or damages arising from a non-tax claim), which is instead subject to Section 22. The Lender shall have the right at any time to set-off the balance of any deposit account that the Fund may at any time maintain with the Lender against any amounts at any time owing under this Agreement, whether or not the balance of Loans under this Agreement is then due.

11.                               Termination; Renewal. The availability of additional Loans under this Agreement will automatically terminate ON DEMAND. The Lender reserves the right at any time without notice to terminate the Loan Account, suspend the Fund’s borrowing privileges or refuse any Loan request even though the Fund has complied with all of the terms under this Agreement. The Fund may terminate this Agreement at any time effective upon one (1) Business Day’s prior written notice to the Lender provided that such termination shall only be effective if all of the Loans and other amounts payable to Lender shall have been paid in full in cash on the effective date of the termination. No termination under this Section shall affect the Lender’s rights or the Fund’s obligations regarding payment or default under this Agreement. Such termination shall not affect the Fund’s obligation to pay all Loans and the interest accrued through the date of final payment. The Lender may also elect to honor Loan requests after termination of this Agreement, and the Fund agrees that any such payment by the Lender shall constitute a Loan to the Fund issued at the request of the Fund under this Agreement.

12.                               Notices. The Lender may rely on instructions from the Fund with respect to any matters relating to this Agreement or the Loan Account, including telephone, e-mail and facsimile loan requests which are made by persons whom the Lender reasonably believes to be the persons authorized by the Fund to make such loan requests. All notices and statements to be furnished by the Lender shall be sufficient if delivered to any such person at the billing address for the Loan Account shown on the records of the Lender. All notices from the Fund shall be sent to the Lender at 111 West Monroe Street, 10C, Chicago, Illinois 60603, Attention: Craig Munro and Jack Murphy. The Fund waives presentment and notice of dishonor. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. No amendment or waiver of any provision of this Agreement or the Note or any other Loan Document, nor consent to any departure by the Fund therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Fund. If any part of this Agreement is unenforceable, that will not make any other part unenforceable.

13.                               Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE FUND AND THE LENDER EACH SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF

THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.                               Jury Trial Waiver. THE FUND AND THE LENDER EACH WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.                               Counterparts. This Agreement and each of the other Loan Documents may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Agreement and each of the other Loan Documents by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of executed counterparts of this Agreement or any Loan Documents by telecopy or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as originals.

16.                               Costs and Expenses. The Fund agrees to pay all reasonable and invoiced out-of-pocket expenses, legal and/or otherwise (including court costs and reasonable and invoiced attorneys’ fees) (including, without limitation, the allocated cost of in-house counsel) paid or incurred by the Lender in endeavoring to collect obligations of the Fund in connection with the transactions contemplated in this Agreement and the Loan Documents, or any part thereof, and in protecting, defending or enforcing this Agreement or any of the Loan Documents in any litigation, bankruptcy or insolvency proceedings or otherwise, or in connection with any litigation or governmental proceeding relating to the Fund or the transactions contemplated hereby; provided that, for the avoidance of doubt, the foregoing shall not include taxes (other than taxes that represent losses, claims or damages arising from a non-tax claim), which is instead subject to Section 22.

17.                               Assignments. (a) The Lender shall have the right at any time to assign to one or more other commercial banks or other financial institutions all or a portion of the Loans, the Loan Agreement, Note and other Loan Documents, provided, that the Lender shall not make any assignment or participation (other than assignments or participations to affiliates of the Lender) until it first gives the Fund written notice of such assignment or participation and fifteen (15) Business Days to pay off the Loans outstanding hereunder which are subject to the assignment or participation; provided, further, that no such assignment or participation shall be effective for purposes of this Agreement unless such assignment or participation is recorded in the Register or the Participant Register, as the case may be, pursuant to Section 19 below. The Fund may not assign its rights under this Agreement and other Loan Documents without the prior written consent of the Lender.

(b) Notwithstanding anything herein to the contrary, the Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Loan Account to secure its obligations, including any such pledge or grant to a Federal Reserve Bank, and this paragraph shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or secured party for the Lender as a party hereto; provided, further, however, that the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

18.                               Limited Recourse. The obligations of the Fund, under or in connection with this Agreement are solely the obligations of the Fund. It is expressly agreed that no recourse shall be had for the payment of any Loans or other amounts owing with respect to this Agreement or for any other obligation or claim arising out of or based upon this Agreement or any agreement, instrument, certificate or other document delivered in connection with this Agreement, against the Adviser or any partner, member, unitholder, stockholder, employee, officer, manager, director, adviser, organizer or incorporator of the Fund or against any partner, unitholder, member, stockholder, employee, officer, manager, director, organizer or incorporator of any such partner, unitholder, member, stockholder or manager, except that nothing herein or in any other Loan Document is intended to exculpate the Fund or the Adviser from a material breach of any representation, covenant or other written promise made by the Fund or Adviser to the Lender, from any misconduct of the Fund or the Adviser resulting in the Fund’s inability to repay the obligations hereunder or under the other Loan Documents or from liability for the the Fund’s or Adviser’s own fraud, intentional misrepresentation or willful misconduct.

19.                               Register. The Lender (and its successors) shall maintain a record that identifies each owner (including successors and assignees) of an interest in a Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”), and shall record all transfers of an interest in a Loan, including each assignment, in the Register. Furthermore, if the Lender sells a participation in a Loan, it shall, acting solely for this purpose as agent of the Fund, maintain a register on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest (the “Participant Register”). The entries in the Register and Participant Register shall be conclusive absent manifest error. The Fund and the Lender acknowledge that the Loans are in registered form for U.S. federal income tax purposes and may not be transferred except by Register. The Register and the Participant Register shall be available for inspection by the Fund, at any reasonable time and from time to time upon reasonable prior notice.

20.                               Tax Forms. The Lender and its assignees and successors shall deliver to the Fund, at the time or times reasonably requested by the Fund, such properly completed and executed documentation reasonably requested by the Fund as will permit payments made under any Loan to be made without withholding or at a reduced rate of withholding. In addition, the Lender and its assignees and successors, if reasonably requested by the Fund, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Fund as will enable the Fund to determine whether or not such person is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, (A) any Lender, other than a Foreign Lender (as defined below), shall deliver to the Fund on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Fund), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; (B) any Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Fund (in such number of copies as shall be requested by the Fund) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Fund), whichever of the following is applicable: (1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any loan document, executed copies of IRS Form W-8BEN or IRS Form W- 8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any loan document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (2) executed copies of IRS Form W-8ECI; (3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”), (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Fund within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or (4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; (C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Fund (in such number of copies as shall be requested by the Fund) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Fund), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Fund to determine the withholding or deduction required to be made; and (D) if a payment made to a Lender under any loan document would be subject to U.S. federal withholding tax imposed by means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreements or under the Common Reporting Standards (“FATCA”) if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Fund at the time or times prescribed by law and at such time or times reasonably requested by the Fund such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Fund as may be necessary for the Fund to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Fund in writing of its legal inability to do so.

21.                               USA Patriot Act. The Lender hereby notifies the Fund that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies the Fund, which information includes the name and address of the Fund and other information that will allow the Lender to identify the Fund in accordance with the Act.

22.                               Withholding Taxes. Except as otherwise required by law applicable hereto, each payment by the Fund under this Agreement shall be made without withholding for or on account of any present or future taxes. If any such withholding is so required, the Fund shall (i) make the withholding, (ii) pay the amount withheld to the appropriate governmental authority, and (iii) if such tax is an Indemnified Tax, forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by the

Lender free and clear of such Indemnified Taxes (including such taxes on such additional amount) is equal to the amount which the Lender would have received had such withholding of Indemnified Taxes not been made. If the Lender pays any amount in respect of any such Indemnified Taxes, the Fund shall reimburse the Lender for that payment within thirty (30) days of the written demand by the Lender; provided, that the Lender shall have delivered to the Fund official tax receipts evidencing that payment or certified copies thereof (or other evidence reasonably satisfactory to the Fund). If the Fund pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof (or other evidence reasonably satisfactory to the Lender) to the Lender on whose account such withholding was made on or before the thirtieth day after payment.

“Indemnified Taxes” shall mean taxes (including any penalties or interest thereon), other than Excluded Taxes, imposed on or with respect to any payment made by the Fund under this Agreement.

“Excluded Taxes” shall mean any of the following taxes (including any penalties or interest thereon) imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, having its principal office, or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such tax (other than connections arising from the Lender having executed, delivered, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Loan or this Agreement), (b) U.S. federal withholding taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or (ii) the Lender changes its lending office, except in each case to the extent that amounts with respect to such taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) taxes attributable to the Lender’s failure to comply with Section 20 hereof and (d) any U.S. federal withholding taxes imposed under FATCA.

The Fund shall timely pay to the relevant governmental authority in accordance with applicable law any Other Taxes. “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any loan document, except any such taxes that are imposed as a result of any present or former connection between a jurisdiction imposing such tax and the Lender imposed with respect to an assignment (other than an assignment made at the request of the Fund).

23.                               Liens and Security Interests. (a) The Loans made (both for principal and interest) and the Fund’s other obligations under this Agreement, the Note and the other Loan Documents (collectively, the “Obligations”) shall be secured by, and the Fund shall grant to the Lender, a security interest and lien in and to, and collateral assignment of, all of the Remaining Capital Commitments of the Fund’s Members, the rights of Fund or the Adviser to call capital and issue Drawdown Notices under the LLC Agreement and each Member’s Subscription Agreement and to enforce the same and in the proceeds thereof and in and to the Capital Commitment Account (defined below), in each case pursuant to a Security Agreement executed and delivered as of the date hereof by the Fund in favor of the Lender (as may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), together with financing statements, account control agreements and other documents reasonably satisfactory to the Lender. The Security Agreement, pledge agreements, financing statements, account control agreements and other documents and instruments from time to time executed and delivered pursuant to this Agreement and any documents or instruments amending or supplementing the same are collectively referred to herein as the “Collateral Documents”. The Fund agrees that the security interest and lien in and to the Collateral (as defined in the Security Agreement) in favor of the Lender shall at all times be a first priority and exclusive lien subject only to Permitted Liens. The Fund shall also cause the Adviser to execute a letter agreement in favor of the Lender in respect of certain matters relating to the Collateral (the “Adviser Letter Agreement”).

(b)                                 In order to secure further the payment and performance by the Fund of the Obligations, the Fund shall require that all Members wire transfer, or send checks for deposit, to that certain account held by the Fund at State Street Bank and Trust Company or another custodian or depositary bank reasonably acceptable to Lender (the “Custodian”), for credit to the Fund in Account No. 11231966, which account shall at all times be subject to a tri-party account control agreement among the Fund, Custodian and Lender (the “Control Agreement”) reasonably acceptable to the Lender (the “Capital Commitment Account”), all monies or sums paid or to be paid by any Member to the capital of the Fund as Contributed Capital as and when Contributed Capital is called pursuant to the Drawdown Notices and the LLC Agreement. In addition, the Fund shall, upon receipt, deposit into the Capital Commitment Account any payments and monies which it receives directly from the Members as Contributed Capital. The Fund shall not direct any Member to make payments to the capital of the Fund as Contributed Capital to any account other than the Capital Commitment Account, unless the Lender has provided its prior written consent.

24.                               OFAC. (a) None of the Fund, any of its subsidiaries or any partner, unitholder, member, director, officer, employee, agent, or affiliate of the Fund or any of its subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority applicable to the Fund (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Cuba, Iran, North Korea, Region of Crimea and Syria; and (b) the Fund will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, otherwise).

25.                               Confidentiality. The Lender (and its assignees and successors) and each participant agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its and its Affiliates’ respective partners, directors, officers, employees, representatives, advisors and agents, including accountants, legal counsel and other advisors, in each case who have a need for such information with respect to this Agreement or the facility evidenced by the Loan Documents (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party shall be responsible for any breach by such recipient); (b) to the extent requested by any regulatory authority having or claiming to have jurisdiction over such party; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to the Loan Documents or the enforcement of rights thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 25, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement; (g) with the consent of the Fund; (h) to the extent such Information: (x) becomes publicly available other than as a result of a breach of this Section 25; or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Fund; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about the Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to the Lender or its Affiliates. For the purposes of this Section 25, “Information” means all information received from or on behalf of the Fund, the Adviser, any Member or related person (including any sponsor or Affiliate) or any Affiliate thereof relating to the Fund, the Adviser, any Member or related person, or any such Person’s business, investments, Affiliates, investors or credit providers, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by such person. Any Person required to maintain the confidentiality of Information as provided in this Section 25 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Prior to making any disclosure of Information pursuant to clause (b) or (c) above, the disclosing party shall use commercially reasonable efforts to notify the Fund so that the Fund may seek a protective order to prevent such disclosure or may seek confidential treatment for such Information, provided, however, that no such notice to the Fund shall be required if (i) prohibited by applicable laws or regulations or by any subpoena or similar legal process, or (ii) the disclosure is requested in the ordinary course of business by any regulatory authority having or claiming to have jurisdiction over such disclosing party. For the avoidance of doubt, and without limitation, the LLC Agreement, the other organizational documents of the Fund or the Adviser, the Fund’s offering memorandum, any term sheet describing the terms of the Fund, the financial statements of the Fund or the Adviser, the financial statements of any Member or related person (including any sponsor or Affiliate) (unless made publically available by such Person), each Side Letter and all information provided to the Lender pursuant to Section 6 shall be deemed Confidential Information.

[SIGNATURE PAGE TO FOLLOW]

The Fund agrees to the terms applicable to it set forth above.

This Agreement is dated as of the date first written above.

NEW MOUNTAIN GUARDIAN III BDC, L.L.C.

By:	/s/ Shiraz Y. Kajee
Printed Name: Shiraz Y. Kajee
Its: Authorized Signatory

Accepted and agreed as of the date first written above.

BMO HARRIS BANK N.A.

By:	/s/ Craig S. Munro

Printed Name:	Craig S. Munro

Its:	Managing Director

EXHIBIT A

DEMAND NOTE

July 30, 2019

ON DEMAND, for value received, the undersigned, New Mountain Guardian III BDC, L.L.C., a Delaware limited liability company (the “Fund”), promises to pay to BMO Harris Bank N.A. and its registered assigns (the “Lender”) at its offices at 111 West Monroe Street, Chicago, IL 60603, the principal amount of Loans outstanding under the Loan Authorization Agreement referred to below together with interest payable at the times and at the rates and in the manner set forth in the Loan Authorization Agreement referred to below; provided that the undersigned shall have fifteen (15) Business Days (as defined in the Loan Authorization Agreement) to honor any demand for payment.

This Demand Note (this “Note”) evidences borrowings by and other extensions of credit for the account of the Fund under the Loan Authorization Agreement dated as of July 30, 2019, between the undersigned and the Lender, (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Authorization Agreement”); and this Note and the holder hereof are entitled to all the benefits provided for under the Loan Authorization Agreement, to which reference is hereby made for a statement thereof. The Fund hereby waives presentment and notice of dishonor. The Fund agrees to pay to the holder hereof all court costs and other reasonable and invoiced out-of-pocket expenses, legal or otherwise (including, without limitation, the allocated amount of reasonable and documented attorneys’ fees of in house counsel in connection with any exercise of remedies or enforcement action), incurred or paid by such holder in connection with the collection of this Note. Delivery of an executed counterpart of this Note by telecopy or by e-mail transmission of an Adobe portable document format file (also known as a “PDF”) shall be effective as an original. It is agreed that this Note and the rights and remedies of the holder hereof shall be governed by the laws of the State of New York.

NEW MOUNTAIN GUARDIAN III BDC, L.L.C.

By:
Printed Name: Shiraz Kajee
Its: Authorized Signatory

EXHIBIT B

CERTIFICATE OF STATUS

OF

NEW MOUNTAIN GUARDIAN III BDC, L.L.C.

NEW MOUNTAIN GUARDIAN III BDC, L.L.C., a Delaware limited liability company (the “Fund”), does hereby certify that:

1.                               Rob Hamwee is the Chief Executive Officer of the Fund.

2.                               This Certificate is being delivered to BMO Harris Bank N.A. and its affiliates (collectively, the “Lender”) in connection with, and may be relied upon by the Lender in connection with, its extension of credit from time to time to the Fund.

3.                               The Fund has secured proper authorization to enter into the Loan Authorization Agreement between the Fund and Lender dated as of July 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Authorization Agreement”) and to execute all instruments and documents in connection therewith (together with the Note, the Security Agreement, the Control Agreement and the Adviser Letter Agreement, each as defined in the Loan Authorization Agreement, collectively, the “Loan Documents”), in compliance with the Amended and Restated Limited Liability Company Agreement, dated as of July 15, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Fund’s LLC Agreement”; all capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Fund’s LLC Agreement). The Fund has incurred indebtedness, and will continue to incur indebtedness, only to the extent the same can be done in compliance with the Fund’s LLC Agreement, including, without limitation, the limitations therein on indebtedness set forth in Section 4.2 thereof.

4.                               The aggregate amount of outstanding indebtedness of the Fund as of the date hereof is $                   .

5.                               The aggregate amount of Capital Commitments to the Fund as of the date hereof is $                     .

6.                               The aggregate amount of outstanding guarantees, repurchase obligations and similar contingent obligations on which the Fund is liable as of the date hereof is $                             .

7.                               The aggregate amount of Remaining Capital Commitments to the Fund as of the date hereof is $                             .

8.                               The aggregate amount of Contributed Capital made by the Members to the Fund as of the date hereof is $                             .

9.                               The stated termination date of the Investment Period is                                  (leave blank if such date cannot be determined).

10.                        (a) The aggregate amount of outstanding indebtedness, guarantee, repurchase obligations and other similar obligations of the Fund does not as of the date hereof and will not at any time hereafter exceed 70% of the Fund’s Remaining Capital Commitments; provided, however, that such availability is subject to change solely at the Lender’s discretion upon notice to the Fund, and in the event such change requires a repayment of the Loans (as defined the Loan Authorization Agreement) or a portion thereof, the Fund shall have fifteen (15) Business Days (as defined in the Loan Authorization Agreement) to make such payment.

(b) As of the date hereof, the Fund is in compliance with the terms of Section 4.2 of the Fund’s LLC Agreement.

11.                        The aggregate amount of investments of the Fund in any one Portfolio Company as of the date hereof do not and will not at any time hereafter exceed the limitations set forth in Section 4.1(a) of the Fund’s LLC Agreement.

12.                        The aggregate amount of Drawdown Notices made on the Fund’s Members since the most recently completed fiscal quarter of the Fund is $                           .

13.                        The aggregate amount of distributions made by the Fund in respect of equity interests therein since the most recently completed fiscal quarter of the Fund is $                           .

14.                        We will promptly notify you (i) upon our becoming aware of the occurrence of any event which would give any one or more of our Members the right to terminate or suspend its Capital Commitment, whether in whole or in part and whether or not contingent upon the passage of time or the giving of notice or both, (ii) upon the occurrence of a Key Person Event or Alternative Key Person Event, (iii) upon becoming aware of any action taken, or to be taken, which could result in the termination of the Investment Period, (iv) upon our becoming aware of any event which would permit a Member to withdraw from the Fund, (v) upon our becoming aware of any event or agreement which would excuse a Member from participating in any Drawdown Purchase relating to the Fund, (vi) of any assignment of a Member’s membership interest in the Fund, (vii) of the failure of any Member to honor a Drawdown Notice that continues unremedied for ten (10) Business Days, (viii) prior to approving the requested withdrawal of any Member (other than those previously disclosed to the Lender), (ix) of either the Fund or Adviser being a named party in any material litigation, arbitration or other judicial or administrative proceeding, (x) of receipt of a notice of default under an SPV Facility (as defined in the Loan Authorization Agreement), (xi) in writing fifteen (15) days (or such shorter period as agreed to by the Lender) prior to providing any Member the right to exchange their Common Units for interest in another investment vehicle managed by the Advisor or its affiliates and (xii) in writing fifteen (15) days (or such shorter period as agreed to by the Lender) prior to revoking or in any way amending the Adviser’s right to issue Capital Call Notices or of any change in the form of organization of, identity of or replacement or other substitution of the Adviser.

15.                        We will notify you prior to (i) the dissolution of the Fund pursuant to Article XI of the Fund’s LLC Agreement or (ii) any amendment, supplement or other modification to the Fund’s LLC Agreement or any material resolution of the Fund’s Board of Directors related to the Fund’s investment parameters thereunder or the Fund’s right to incur indebtedness or to pledge the Fund’s assets.

16.                        No Portfolio Investment has been made by the Fund in contravention of Sections 1.3 or 4.1 of the Fund’s LLC Agreement.

2

17.                        The Fund shall not grant or permit to exist any lien, security interest, encumbrance on, or any assignment of, its assets, including, but not limited to, the Remaining Capital Commitments, nor the right to call capital or issue Drawdown Notices to such Members, or the proceeds of any such capital call, including the proceeds from capital calls to pay management fees (it being agreed that the Fund shall be permitted to pay management fees so long as no Default (as defined in the Loan Authorization Agreement) then exists and is continuing) except (i) liens granted to the Lender pursuant to the Security Agreement (as defined in the Loan Authorization Agreement), (ii) liens in favor of a depository bank that are permitted under the applicable Control Agreement (as defined in the Loan Authorization Agreement), (iii) liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and liens in favor of a banking institution at which the Fund maintains an account arising as a matter of law encumbering deposits (including set-off rights) and which are in the general parameters customary in the banking industry, (iv) liens arising under applicable law for taxes or other obligations not yet due or being contested in good faith for which adequate reserves have been established under GAAP (as defined in the Loan Authorization Agreement), (v) any liens in favor of the Lender or any affiliate thereof and (vi) with the prior written consent of the Lender.

18.                                      The Fund agrees that to the extent that any obligation has become due and payable under the Loan Authorization Agreement and monies are not otherwise readily available to the Fund to satisfy such obligation, that it shall or it shall promptly issue, or cause the Adviser to issue, Drawdown Notices with respect to the Capital Commitments of the Fund’s Members in an amount sufficient to satisfy in full its obligations under the Loan Authorization Agreement and related Loan Documents (subject to the terms and conditions of the Fund’s LLC Agreement) and the Fund shall, promptly upon receipt, apply the proceeds of the capital calls to the repayment of the outstanding obligations then due.

19.                        We will provide you with copies of all Subscription Agreements and any other documentation received in connection with the admission of an additional Member promptly following receipt thereof.

20.                        By executing below, the undersigned certifies that it is acting on behalf of the Fund and that its acts are authorized.

21.                        The Board of Directors of the Fund has resolved that they will not act in their discretion to effect an early termination of the Fund at any time that the Fund has any outstanding indebtedness to the Lender. If the Fund does not have any outstanding indebtedness to the Lender, the Board of Directors will not act in their discretion to effect an early termination of the Fund without first providing the Lender written notice of its intention to do so.

22.                        We will provide you with copies of all side letters or other agreements between the Fund and its Members promptly following receipt thereof. There are no side letters or other agreements which would prohibit the Fund from entering into or performing its obligations under the Loan Authorization Agreement or affect the applicable Members’ obligations to honor Drawdown Purchases as set forth in such the Fund’s LLC Agreement or create obligations on the Fund to repurchase unit interests or redeem the interest of a Member in the Fund, other than those that have been previously disclosed to the Lender.

23.                          Except to the extent written notice thereof has been previously delivered to Lender, neither Fund nor the Adviser is currently a named party in a pending or threatened action or proceeding before any court, governmental agency or arbitrator, which (x) could reasonably be expected to materially adversely affect the Fund’s financial condition or operations or (y) purports to affect the legality, validity, or enforceability of the Loan Authorization Agreement.

3

24.                        Both after the termination or expiration of the Investment Period and after the occurrence and during the continuance of a dissolution of the Fund, the Adviser is permitted to call capital under the Fund’s LLC Agreement in order to repay the Fund’s outstanding loans made by the Lender to the Fund under the Loan Authorization Agreement.

25.                        Upon the termination of the Loan Authorization Agreement and the payment in full in cash of all Loans and other obligations, including interest, fees, costs and expenses, under the Loan Authorization Agreement and any Loan Document, the Fund’s covenant obligations under this Certificate of Status shall terminate.

The Fund hereby agrees to notify the Lender in the event it becomes aware of any change which would cause any of the above representations and warranties to cease to be true and correct in any material respect.

This Certificate of Status shall be governed by the laws of the State of New York.

[SIGNATURE PAGE TO FOLLOW]

4

THIS CERTIFICATE OF STATUS IS DATED:                           , 20   .

NEW MOUNTAIN GUARDIAN III BDC, L.L.C.

By
Name: Shiraz Kajee
Its: Authorized Signatory

[Certificate of Status]

LOAN REQUEST AND DIRECTION TO PAY PROCEEDS

                            , 20

BMO Harris Bank N.A.

111 West Monroe Street

Chicago, Illinois 60603

Pursuant to that certain Loan Authorization Agreement dated as of July 30, 2019 among BMO HARRIS BANK N.A., NEW MOUNTAIN GUARDIAN III BDC, L.L.C. (the “Fund”) and NEW MOUNTAIN FINANCE ADVISERS BDC, L.L.C., the adviser of the Fund (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Authorization Agreement”), please disburse the proceeds of the following borrowing against our Demand Note dated July 30, 2019, as provided below. We promise to pay such loan ON DEMAND; provided that the Fund shall have fifteen (15) Business Days (as defined in such Loan Authorization Agreement) to honor any such demand for payment; provided further, that if no demand is sooner made, each loan advanced thereunder shall be due and payable on the date that is six (6) months after the date such loan was advanced under the Loan Authorization Agreement.

Wire Instructions

Amount to Disburse: $

Bank Name:

Account Name:

Account Number:

ABA Number:

Reference Number:

Very truly yours,

NEW MOUNTAIN GUARDIAN III BDC, L.L.C.

By:
Name:
Title: